Exhibit 99(a)
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
Debtors: Delphi Corporation, et al. (1)
Case Number: Jointly Administered 05-44481 (RDD)
Monthly Operating Report for the Month Ended:
August 31, 2007
Debtors’ Address:
5725 Delphi Drive
Troy, Michigan 48098
Monthly Operating Loss: $94 million
Debtors’ Attorneys:
John Wm. Butler, Jr. (JB 4711)
John K. Lyons (JL 4951)
Ron E. Meisler (RM 3026)
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Suite 2100
Chicago, IL 60606
Telephone: (312) 407-0700
Facsimile: (312) 407-0411
And
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
Report Preparer:
The undersigned, having reviewed the attached report and being familiar with the Debtors’ financial affairs, verifies under penalty of perjury that the information contained therein is complete, accurate, and truthful to the best of my knowledge. (2)

Date: September 28, 2007	/s/ THOMAS S. TIMKO
Thomas S. Timko
Controller and Chief Accounting Officer

(1)	See next page for a listing of Debtors by case number.

(2)	All amounts herein are unaudited and subject to revision. The Debtors reserve all rights to revise this report.

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
(1) The Debtors in these jointly administered cases are as follows:

Case
Debtor Name	Number

Delphi NY Holdings Corporation	05-44480
Delphi Corporation	05-44481
ASEC Manufacturing General Partnership	05-44482
ASEC Sales General Partnership	05-44484
Environmental Catalysts, LLC	05-44503
Delphi Medical Systems Colorado Corporation	05-44507
Delphi Medical Systems Texas Corporation	05-44511
Delphi Medical Systems Corporation	05-44529
Specialty Electronics International Ltd.	05-44536
Specialty Electronics, Inc.	05-44539
Delphi Liquidation Holding Company	05-44542
Delphi Electronics (Holding) LLC	05-44547
Delphi Technologies, Inc.	05-44554
Delphi Automotive Systems Tennessee, Inc.	05-44558
Delphi Mechatronic Systems, Inc.	05-44567
Delphi Automotive Systems Risk Management Corporation	05-44570
Exhaust Systems Corporation	05-44573
Delphi China LLC	05-44577
Delphi Automotive Systems Korea, Inc.	05-44580
Delphi International Services, Inc.	05-44583
Delphi Automotive Systems Thailand, Inc.	05-44586
Delphi Automotive Systems International, Inc.	05-44589
Delphi International Holdings Corporation	05-44591
Delphi Automotive Systems Overseas Corporation	05-44593
Delphi Automotive Systems (Holding), Inc.	05-44596
Delco Electronics Overseas Corporation	05-44610
Delphi Diesel Systems Corporation	05-44612
Delphi LLC	05-44615
Aspire, Inc.	05-44618
Delphi Integrated Service Solutions, Inc.	05-44623
Delphi Connection Systems	05-44624
Packard Hughes Interconnect Company	05-44626
DREAL, Inc.	05-44627
Delphi Automotive Systems Services LLC	05-44632
Delphi Services Holding Corporation	05-44633
Delphi Automotive Systems Global (Holding), Inc.	05-44636
Delphi Foreign Sales Corporation	05-44638
Delphi Automotive Systems Human Resources LLC	05-44639
Delphi Automotive Systems LLC	05-44640
Delphi Furukawa Wiring Systems LLC	05-47452
Delphi Receivables LLC	05-47459
MobileAria, Inc.	05-47474
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
INDEX
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF OPERATIONS
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

		Year-to-Date
	Month Ended	January 1 to
	August 31, 2007	August 31, 2007
	(in millions)
Net sales:
General Motors and affiliates	$925	$6,212
Other customers	554	4,120
Non-Debtor affiliates	45	385

Total net sales	1,524	10,717

Operating expenses:
Cost of sales, excluding items listed below	1,463	10,758
Long-lived asset impairment charges	—	195
Securities & ERISA litigation charges	21	353
Depreciation and amortization	41	383
Selling, general and administrative	93	705

Total operating expenses	1,618	12,394

Operating loss	(94)	(1,677)
Interest expense (contractual interest expense was $35 million and $288 million, respectively)	(24)	(200)
Loss on extinguishment of debt	—	(23)
Other income, net	16	51

Loss before reorganization items, income tax expense, and equity income	(102)	(1,849)
Reorganization items, net	(14)	(90)
Income tax expense	—	(23)
Equity income from non-consolidated affiliates, net of tax	1	27
Equity income from non-Debtor affiliates, net of tax	15	312

Net loss	$(100)	$(1,623)

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION BALANCE SHEET
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

August 31, 2007
(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$20
Restricted cash	138
Accounts receivable, net:
General Motors and affiliates	1,545
Other third parties	972
Non-Debtor affiliates	367
Notes receivable from non-Debtor affiliates	292
Inventories, net:
Productive material, work-in-process and supplies	862
Finished goods	249
Other current assets	226

Total current assets	4,671

Long-term assets:
Property, net	1,819
Investments in affiliates	362
Investments in non-Debtor affiliates	3,936
Goodwill	152
Other intangible assets, net	28
Other	301

Total long-term assets	6,598

Total assets	$11,269

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities not subject to compromise:
Debtor-in-possession financing	$3,105
Accounts payable	1,261
Accounts payable to non-Debtor affiliates	623
Accrued liabilities	763
Notes payable to non-Debtor affiliates	131

Total current liabilities not subject to compromise	5,883

Long-term liabilities not subject to compromise:
Employee benefit plan obligations and other	707

Liabilities subject to compromise	18,216

Total liabilities	24,806

Stockholders’ deficit:
Common stock, $0.01 par value, 1,350 million shares authorized, 565 million shares issued	6
Additional paid-in capital	2,779
Accumulated deficit	(13,534)
Accumulated other comprehensive loss:
Employee benefit plans, excluding non-debtor entities	(2,705)
Other, including employee benefit plans for non-debtor entities	(31)

Total accumulated other comprehensive loss	(2,736)
Treasury stock, at cost (3.2 million shares)	(52)

Total stockholders’ deficit	(13,537)

Total liabilities and stockholders’ deficit	$11,269

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF CASH FLOWS
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

Month Ended
August 31, 2007
(in millions)
Cash flows from operating activities:
Net loss	$(100)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	41
Deferred income taxes	(1)
Pension and other postretirement benefit expenses	78
Equity income from unconsolidated affiliates, net of tax	(1)
Equity income from non-Debtor affiliates, net of tax	(15)
Reorganization items	14
Securities & ERISA litigation charges	21
Changes in operating assets and liabilities:
Accounts receivable, net	(84)
Inventories, net	17
Other assets	8
Accounts payable, accrued and other long-term liabilities	(98)
U.S. employee special attrition program payments	(14)
Other postretirement benefit payments	(20)
Pension contributions	(1)
Payments for reorganization items, net	(11)
Other	(2)

Net cash used in operating activities	(168)

Cash flows from investing activities:
Capital expenditures	(22)
Increase in restricted cash	(28)
Other	4

Net cash used in investing activities	(46)

Cash flows from financing activities:
Net proceeds from debtor-in-possession credit facility	75
Proceeds from borrowings from non-Debtor affiliates	131
Other	(2)

Net cash provided by financing activities	204

Decrease in cash and cash equivalents	(10)
Cash and cash equivalents at beginning of period	30

Cash and cash equivalents at end of period	$20

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
1. Background and Organization
     General — Delphi Corporation (“Delphi” or the “Company”) is a world-leading supplier of vehicle electronics, transportation components, integrated systems and modules, and other electronic technology.
     Chapter 11 Reorganization Cases — On October 8, 2005, Delphi and certain of its United States (“U.S.”) subsidiaries (the “Initial Filers”) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”), and on October 14, 2005, three additional U.S. subsidiaries of Delphi (collectively with the Initial Filers, the “Debtors”) filed voluntary petitions for relief under the Bankruptcy Code (the Debtors’ October 8, 2005 and October 14, 2005 filings are referred to herein collectively as the “Chapter 11 Filings”). See the second page of this report for a listing of the Debtors and case number information. The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. Delphi’s non-U.S. subsidiaries were not included in the Chapter 11 Filings and will continue their business operations without supervision from U.S. courts. On October 17, 2005 the Office of the United States Trustee for the Southern District of New York appointed a statutory committee of unsecured creditors. The composition of the creditors’ committee was subsequently changed. On March 22, 2006, the Court granted a motion to create an equity committee to represent the interests of Delphi’s stock owners and on April 28, 2006, the U.S. Trustee appointed a committee of equity security holders in these chapter 11 cases. The equity committee’s composition was also later changed.
     On January 20, 2006, the Debtors filed with the Court the Schedules of Assets and Liabilities and Statements of Financial Affairs (the “Schedules and Statements”), as required by the Bankruptcy Code. Subsequently, on February 1, 2006 and April 18, 2006, the Debtors filed certain amendments to the Schedules and Statements.
     On February 3, 2006, the United States Trustee convened a meeting of creditors of Delphi pursuant to section 341 of the Bankruptcy Code. A section 341 meeting is a statutorily mandated meeting of creditors, presided over by the United States Trustee, at which a debtor’s representatives appear and all creditors of the debtor are entitled to attend. At the conclusion of the section 341 meeting, the United States Trustee closed the meeting.
     On April 12, 2006, the Court established a bar date of July 31, 2006 for filing proofs of claim against the Debtors’ estates.
      DASE Liquidation
     In February 2007, Delphi’s non-Debtor indirect wholly owned Spanish subsidiary, Delphi Automotive Systems España, S.L. (“DASE”), announced the planned closure of its sole operation at the Puerto Real site in Cadiz, Spain. The closure of this facility is consistent with Delphi’s transformation plan previously announced in March 2006. The facility, which has approximately 1,600 employees, is the primary holding of DASE.
     On March 20, 2007, DASE filed a petition for Concurso, or bankruptcy under Spanish law, exclusively for that legal entity. In an order dated April 13, 2007, the Spanish court declared DASE to be in voluntary Concurso, which provides DASE support by managing the process of closing the Puerto Real site in Cadiz, Spain in accordance with applicable Spanish law. The Spanish court subsequently appointed three receivers of DASE (the “DASE Receivers”). During the Concurso process, DASE commenced negotiations on a social plan and a collective layoff procedure related to the separation allowance with the unions representing the affected employees. On July 4, 2007, DASE, the DASE Receivers, and the workers’ councils and unions representing the affected employees reached a settlement on a social plan of €120 million (approximately $161 million) for a separation allowance of approximately 45 days of salary per year of service to each employee (the “Separation Plan”). Delphi concluded that it was in its best interests to voluntarily provide the €120 million to DASE as well as additional funds to DASE in an amount not to exceed €10 million (approximately $14 million) for the purpose of funding payment of the claims of DASE’s other creditors.
     As a result of the Spanish court declaring DASE to be in Concurso and the subsequent appointment of the DASE Receivers, Delphi no longer possesses effective control over DASE and has de-consolidated the financial results of DASE effective April 2007. The total year-to-date expense through June 30, 2007 associated with the exit of the Puerto Real site in Cadiz, Spain is approximately $268 million, of which $61 million was recorded by DASE in the first quarter of 2007 and is reflected as a component of equity income from non-Debtor affiliates, and approximately $207 million was recorded in June 2007 as a component of cost of sales.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
     Equity Purchase and Commitment Agreements — In furtherance of the Debtors’ transformation plan, on December 18, 2006, the Debtors announced their execution of an equity purchase and commitment agreement with certain investors and a plan framework support agreement with those investors and General Motors Corporation (“GM”). On April 19, 2007, Delphi confirmed that it anticipated negotiating changes to the agreements, primarily as a result of addressing differences in views regarding the Company’s reorganization enterprise value among the investors, GM, the Statutory Committees, and the Company. On July 9, 2007, Delphi confirmed that it had formally terminated the equity purchase and commitment agreement and related plan framework support agreement but that it expected to enter into new framework agreements with plan investors presently. Subsequently, on July 18, 2007, Delphi announced that it had accepted a new proposal for an equity purchase and commitment agreement (the “EPCA”) submitted by a group comprising a number of the original plan investors (affiliates of Appaloosa Management L.P., Harbinger Capital Partners Master Fund I, Ltd., Merrill Lynch, Pierce, Fenner & Smith Inc., and UBS Securities LLC) as well as Goldman Sachs & Co. and an affiliate of Pardus Capital Management, L.P. (collectively, the “Investors”). On August 2, 2007 the Court granted the Company’s motion for an order authorizing and approving the EPCA and on August 3, 2007 the Investors and the Company executed the EPCA. Under the EPCA, the Investors may invest up to $2.55 billion in preferred and common equity in the reorganized Delphi to support the Company’s transformation plan announced on March 31, 2006 on the terms and subject to the conditions contained in the EPCA. Upon the entry by the Court of the approval order and subject to the other conditions described in the EPCA, the Investors agreed to enter into the EPCA and affiliates of certain Investors committed to deliver equity commitment letters in the forms attached to the proposal letter.
     The EPCA outlines Delphi’s proposed framework for a plan of reorganization, which includes distributions to be made to creditors and shareholders, the treatment of GM’s claims, and the corporate governance of the reorganized company. The EPCA also incorporates Delphi’s earlier commitment to preserve its salaried and hourly defined benefit U.S. pension plans and to fund required contributions to the plans that were not made in full as permitted under the Bankruptcy Code. The discussion above is qualified in its entirety by the terms of the underlying proposal. In particular, as more fully outlined in the proposal, the effectiveness and consummation of the transactions contemplated by the EPCA are subject to a number of conditions precedent, including, among others, Delphi’s achievement of consensual agreements with all of its U.S. labor unions and GM.
     U.S. Labor Agreements — On March 31, 2006, the Debtors filed a motion with the Court under sections 1113 and 1114 of the Bankruptcy Code seeking authority to reject U.S. labor agreements and to modify retiree benefits (the “1113/1114 Motion”). As approved and confirmed by the Court, a series of settlement agreements or memoranda of understanding (each, a memorandum of understanding or “MOU”) among Delphi, its unions, and GM settled the 1113/1114 Motion with respect to each of Delphi’s unions. These settlement agreements include those with the:
•	International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”), dated June 22, 2007;

•	International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers-Communication Workers of America (“IUE-CWA”), dated August 5, 2007;

•	International Association of Machinists and Aerospace Workers and its District 10 and Tool and Die Makers Lodge 78 (“IAM”), dated July 31, 2007;

•	International Brotherhood of Electrical Workers and its Local 663 (“IBEW”) relating to Delphi Electronics and Safety, dated July 31, 2007;

•	IBEW relating to Delphi’s Powertrain division, dated July 31, 2007;

•	International Union of Operating Engineers Local 18S, dated August 1, 2007;

•	International Union of Operating Engineers Local 101S, dated August 1, 2007;

•	International Union of Operating Engineers Local 832S (collectively, with the International Union of Operating Engineers Local 18S and the International Union of Operating Engineers Local 101S, the “IUOE”), dated August 1, 2007;

•	United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union and its Local Union 87L (together, the “USW”) relating to Delphi’s operations at Home Avenue, dated August 16, 2007; and

•	USW relating to Delphi’s operations at Vandalia, dated August 16, 2007.
     Each union settlement agreement was subject to court approval as well as ratification by its respective union’s membership, except for the IUOE agreement relating to Local 101S which did not require ratification because there
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
were no active bargaining unit members at the Olathe International Union of Operating Engineers Local 101S site. The UAW settlement agreement was approved by the Court on July 19, 2007, and ratified by the UAW as of June 28, 2007. The IUE-CWA, IAM, IBEW, and IUOE settlement agreements were approved by the Court on August 16, 2007, and were ratified as follows: by the IUE-CWA as of August 20, 2007, by the IAM and IBEW as of August 4, 2007, and by the IUOE (relating, respectively, to each of Local 832S and Local 18S) as of August 9 and August 10, 2007. The USW settlement agreements were approved by the Court on August 29, 2007, and were ratified by the USW as of August 30, 2007 for Home Avenue and as of August 31, 2007 for Vandalia.
     On September 4, 2007, by entry of an Order Withdrawing Without Prejudice Debtors’ Motion for Order Under 11 U.S.C. § 1113(c) Authorizing Rejection Of Collective Bargaining Agreements And Authorizing Modification Of Retiree Welfare Benefits Under 11 U.S.C.  § 1114(g) (Docket No. 9221), the Court confirmed that the 1113/1114 Motion was withdrawn without prejudice as to all parties and the intervening respondents, subject to the Court’s prior settlement approval orders pertaining to each of Delphi’s unions.
     Non-Represented Hourly Active Employees and Retirees — On July 23, 2007, Delphi and GM agreed to the treatment of certain non-represented hourly individuals, and on August 3, 2007, this agreement was formalized in the “Term Sheet — Delphi Cessation and GM Provision of Other Postretirement Benefits Obligations (“OPEB”) For Certain Non-Represented Delphi Employees and Retirees” (the “Non-Represented Term Sheet”). On August 16, 2007, the Court granted the Debtors’ motion pursuant to 11 U.S.C. § 363 to modify retiree welfare benefits for certain non-represented hourly active employees and retirees of Debtors and approving the Non-Represented Term Sheet.
     Plan of Reorganization — On September 6, 2007 Delphi filed its proposed plan of reorganization (the “Plan”) and related disclosure statement (the “Disclosure Statement”) with the Court. The Plan and Disclosure Statement includes detailed information regarding the treatment of claims and interests and an outline of the EPCA and rights offering. Delphi’s Plan depends, among other things, on its ability to secure an emergence financing commitment in an amount sufficient to repay its existing debtor-in-possession facility revolver and term loans, make other payments required to be made on the effective date of the Plan, including required contributions to its U.S. defined benefit plans, and to fund its operations post-reorganization. Delphi is currently in discussions with its relationship banks regarding a potential emergence financing package. At a Court hearing on September 27, 2007, Delphi stated that the current dynamics of the capital markets have prompted Delphi to consider whether amendments to its Plan may be necessary. Accordingly, Delphi has communicated to the Court that it may request to complete its Disclosure Statement hearing later in October 2007. Assuming the Court authorizes Delphi to solicit acceptances or rejections of its Plan (as such Plan may be modified) by October 31, 2007, Delphi expects to confirm its Plan and commence the rights offering contemplated by the Plan in December 2007 and emerge from Chapter 11 as soon as practicable thereafter. Delphi continues its transformation activities, including ongoing discussion with its relationship banks regarding an emergence financing package that can be executed under existing market conditions, with the goal of emergence from Chapter 11 as soon as practical. Currently, Delphi plans to emerge by January 2008.
     The Disclosure Statement also outlines Delphi’s transformation centering around five core areas:
•	Agreements reached with all principal U.S. labor unions which create a competitive arena in which to conduct its business;

•	Agreements with GM outlining its financial support for certain legacy and labor costs and certain future business commitments to Delphi;

•	Delphi’s future product portfolio and manufacturing footprint;

•	Delphi’s planned transformation of its salaried workforce and progress in reducing selling, general and administrative expenses to support its realigned portfolio; and

•	Delphi’s plan to fund its U.S. defined benefit programs.
     Delphi’s Plan is based upon a series of global settlements and compromises that involve every major group of constituents in Delphi’s reorganization cases, including Delphi, its principal U.S. labor unions, GM, the statutory creditors’ and equity holders’ committees appointed in Delphi’s chapter 11 cases, and the lead plaintiffs in certain securities and Employee Retirement Income Security Act (“ERISA”) multidistrict litigation.
     The Plan provides for a recovery through a distribution of reorganized Delphi common stock and cash. General unsecured creditors are to receive the principal amount of their claims plus accrued interest at a negotiated plan value. Other classes of creditors and interests are to receive agreed upon distributions. GM will receive a $2.7 billion cash distribution in satisfaction of certain of its claims against Delphi. As part of the
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
settlement of the Securities and ERISA litigation discussed further in Note 2. Basis of Presentation, Securities and ERISA Litigation Charges, distributions will be made using Plan currency in the same form, ratio and treatment as that which will be used to satisfy the holders of general unsecured claims. Allowed claims and interests total approximately $25 million for the ERISA plan class and a total of $204 million for the debt securities class and the common stock securities class. Holders of existing Delphi common stock will receive a distribution of shares of reorganized Delphi, five-year warrants exercisable to purchase shares of reorganized Delphi, and transferable and non-transferable subscription rights to purchase shares of reorganized Delphi.
     The settlements embodied by the Plan feature rights offerings that will be conducted after confirmation of the Plan that will allow Delphi’s common stockholders, who are holders of shares of Delphi common stock as of the date when the confirmation hearing commences, to purchase, (i) through the exercise of transferable rights, approximately 28% of the common stock of reorganized Delphi at a discount to the negotiated Plan value, and (ii) through the exercise of non-transferable rights, up to $572 million worth of shares (in the aggregate) of reorganized Delphi at the negotiated Plan enterprise value price of $45.00 per share. The rights offerings are expected to commence following confirmation of Delphi’s Plan and conclude 30 days thereafter prior to Delphi’s emergence from chapter 11 reorganization. The rights will be issued only after the Court has confirmed Delphi’s Plan and the U.S. Securities and Exchange Commission (“SEC”) has approved Delphi’s registration statement for the rights offerings.
     GM Settlement — Also on September 6, 2007, Delphi entered into a Global Settlement Agreement (“GSA”) and a Master Restructuring Agreement (“MRA”) with GM. Together, these agreements provide for a comprehensive settlement of all outstanding issues between Delphi and GM, including: litigation commenced in March 2006 by Delphi to terminate certain supply agreements with GM; all potential claims and disputes with GM arising out of the separation of Delphi from GM in 1999; certain post-separation claims and disputes between Delphi and GM; the proofs of claim filed by GM against Delphi in Delphi’s chapter 11 cases; GM’s treatment under Delphi’s Plan; and various other legacy and ordinary course business matters between the companies.
     Most obligations set forth in the GSA are to be performed upon the occurrence of the effective date of the Plan or as soon as reasonably practicable thereafter. The GSA is intended to resolve outstanding issues among Delphi and GM that have arisen or may arise before Delphi’s emergence from chapter 11 and will be implemented by Delphi and GM in the short term. The GSA addresses, among other things, commitments by Delphi and GM regarding pensions and OPEB, other GM contributions with respect to labor matters, releases and claims treatment.
     By contrast, resolution of most of the matters addressed in the MRA will require a significantly longer period that will extend for a number of years after the confirmation of the Plan. The MRA is intended to govern certain aspects of Delphi and GM’s commercial relationship following Delphi’s emergence from chapter 11. The MRA addresses, among other things, the scope of GM’s existing and future business awards to Delphi and related pricing agreements and sourcing arrangements, GM commitments with respect to reimbursement of specified ongoing labor costs, the disposition of certain Delphi facilities, and the treatment of existing agreements between Delphi and GM.
     Delphi filed the GSA and the MRA as exhibits to the Plan. Both agreements are subject to approval by the Court as part of the Plan confirmation process.
2. Basis of Presentation
     Condensed Combined Debtor-in-Possession Financial Statements — The financial statements and supplemental information contained herein are unaudited, preliminary, and may not comply with generally accepted accounting principles in the United States of America (“U.S. GAAP”) in all material respects. In addition, the financial statements and supplemental information contained herein represent the condensed combined financial information for the Debtors only. Delphi’s non-Debtor subsidiaries are treated as non-consolidated affiliates in the attached financial statements, and as such, their net income (loss) is included as “Equity income from non-Debtor affiliates, net of tax” in the statement of operations and their net assets are included as “Investments in non-Debtor affiliates” in the balance sheet.
     American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), which is applicable to companies in chapter 11, generally does not change the manner in which financial statements are prepared. It does require, however, that the financial statements for periods subsequent to the filing of the chapter 11 petition distinguish transactions and
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
events that are directly associated with the reorganization from the ongoing operations of the business. The Debtors’ financial statements contained herein have been prepared in accordance with the guidance in SOP 90-7.
     The unaudited combined financial statements have been derived from the books and records of the Debtors. This information, however, has not been subject to procedures that would typically be applied to financial information presented in accordance with U.S. GAAP, and upon the application of such procedures (such as tests for asset impairment), the Debtors believe that the financial information could be subject to changes, and these changes could be material. The information furnished in this report includes primarily normal recurring adjustments but does not include all of the adjustments that would typically be made for quarterly financial statements in accordance with U.S. GAAP. Delphi is still evaluating the accounting for the workforce transition programs in the U.S labor agreements and the GM settlement agreements, and therefore the combined financial statements do not include all relevant accounting entries. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Therefore, this report should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s quarterly periodic reports for the subsequent periods filed with the SEC.
     The results of operations contained herein are not necessarily indicative of results which may be expected from any other period or for the full year and may not necessarily reflect the consolidated results of operations, financial position, and cash flows of the Debtors in the future.
     Intercompany Transactions — Intercompany transactions between Debtors have been eliminated in the financial statements contained herein. Intercompany transactions with the Debtors’ non-Debtor affiliates have not been eliminated in the financial statements and are reflected as intercompany receivables, loans, investments, and payables.
     General Motors and Affiliates — Includes activity with GM and its consolidated subsidiaries. Activity with GM’s non-consolidated affiliates (such as GM Shanghai) and activity with other Tier 1 suppliers who sell directly to GM is classified as other (non-GM) customer activity. On September 24, 2007 certain UAW-represented hourly employees of GM ceased production at manufacturing plants in North America. Work stoppages were resolved by September 26, 2007 when tentative agreements between the UAW and GM were reached. The impact of the work stoppage was not material to Delphi or Delphi’s operations.
     Restricted Cash — Primarily includes balances restricted for use for the pre-retirement portion of the special attrition program.
     Property — Includes property, plant, and equipment and is recorded at cost net of accumulated depreciation.
     Long-Lived Asset Impairment Charges — In accordance with Financial Accounting Standards Board (“FASB”) Statement No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” Delphi evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Estimates of future cash flows used to test the recoverability of long-lived assets include separately identifiable undiscounted cash flows expected to arise from the use and eventual disposition of the assets. Where estimated future cash flows are less than the carrying value of the assets, impairment losses are recognized based on the amount by which the carrying value exceeds the fair value of the assets. Delphi recognized asset impairment charges related to long-lived assets held-for use of $157 million in March 2007 and $39 million in June 2007.
     Securities and ERISA Litigation Charges — Delphi, along with certain of its subsidiaries and certain current and former officers and employees of the Company or its subsidiaries, and others are named as defendants in several lawsuits filed following the Company’s announced intention to restate certain of its financial statements in 2005. Delphi’s best estimate as of July 31, 2007 of liability for these matters was $340 million excluding any insurance proceeds that may be receivable under Delphi’s insurance policies. Delphi had an $8 million liability recorded as of March 31, 2007; therefore, a net charge of $332 million was recorded in June 2007. As a result of mediated settlement discussions, on August 31, 2007, representatives of Delphi, Delphi’s insurance carriers, its statutory committees in its chapter 11 cases, and certain other named defendants involved in the Securities Actions, ERISA Action, and Shareholder Derivative Actions to consolidated proceedings (the “Multidistrict litigation” or “MDL”), were able to reach an agreement with the lead plaintiffs in the Securities Actions (the “Lead Plaintiffs”) and the
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
ERISA Action plaintiffs (the “ERISA Plaintiffs”) resulting in a $361 million settlement of the Multidistrict Litigation (the “MDL Settlements”).
     On September 5, 2007 the U.S. District Court for the Eastern District of Michigan (the “District Court”) entered an order preliminarily certifying the class and approving the settlement and scheduled the matter for a fairness hearing on November 13, 2007. The Court is expected to hear the Company’s motion for approval in October. The following is a summary of the principal terms of the MDL Settlements as they relate to the Company and its affiliates and related parties and is qualified in its entirety by reference to the complete agreements to be submitted to the Court for approval.
     Under the terms of the MDL Settlements, the Lead Plaintiffs and the ERISA Plaintiffs will receive claims that will be satisfied through Delphi’s final Plan as confirmed by the Court. The Lead Plaintiffs will be granted a single allowed claim in the face amount of $204 million, which will be satisfied by Delphi providing $204 million in consideration in the same form, ratio, and treatment as that which will be used to pay holders of general unsecured claims under its Plan. If an individual plaintiff opts out of the settlement reached with the Lead Plaintiffs and ultimately receives an allowed claim in Delphi’s chapter 11 cases, the amount received by the opt-out plaintiff will be deducted from the settlement reached with the Lead Plaintiffs. Delphi will object to any claims filed by opt-out plaintiffs in the Court, and will seek to have such claims expunged. The settlement with the ERISA Plaintiffs is structured similarly to the settlement reached with the Lead Plaintiffs. The ERISA Plaintiffs’ claim will be allowed in the amount of $25 million and will be satisfied with consideration in the same form, ratio, and treatment as that which will be used to pay holders of general unsecured claims under the Plan. Unlike the settlement reached with the Lead Plaintiffs, the ERISA Plaintiffs will not be able to opt out of their settlement.
     In addition to the amounts to be provided by Delphi from the above described claims in its chapter 11 cases, the Lead Plaintiffs will also receive a distribution of insurance proceeds up to $89 million, including a portion of the remainder of any insurance proceeds that are not used by certain former officers and directors who are named defendants in various actions, and a distribution of $2 million from certain underwriters named as defendants in the Securities Actions. In addition, Delphi’s insurance carriers have also agreed to provide $20 million to fund any legal expenses incurred by certain of the former officer and director named defendants in defense of any future civil actions arising from the allegations raised in the securities cases. The ERISA Plaintiffs will also receive a distribution of insurance proceeds in the amount of $22 million. Settlement amounts from insurers and underwriters were paid and placed in escrow by September 25, 2007 pending Court approval. Delphi has separately agreed with a third party for reimbursement of $15 million as consideration for the releases described below.
     The MDL Settlements include a dismissal with prejudice of the ERISA and securities cases and a full release as to certain named defendants, including Delphi, Delphi’s current directors and officers, the former directors and officers who are named defendants, and certain of the third-party defendants. The Company also received a demand from a shareholder that the Company consider bringing a derivative action against certain current and former directors and officers premised on allegations that certain current and former directors and officers made materially false and misleading statements in violation of federal securities laws and/or of their fiduciary duties. The Company appointed a committee of the Board of Directors (the “Special Committee”) to evaluate the shareholder demand. As a component of the MDL Settlements, the Special Committee determined not to assert these claims; however, it has retained the right to assert the claims as affirmative defenses and setoffs against any action to collect on a proof of claim filed by those individuals named in the demand for derivative action should the Company determine that it is in its best interest to do so.
     As a result of the MDL Settlements, Delphi has recognized additional charges of $21 million to increase the previously recognized liability for the final settlement amount in August 2007. Recoveries for the settlement amounts from insurers, underwriters and third-party reimbursements have not been recorded because the MDL Settlements are pending Court approval.
     Warranty Matters — Delphi recognizes expected warranty costs for products sold principally at the time of sale based on an estimate of the amount that will eventually be required to settle such obligations. These accruals are based on factors such as past experience, production changes, industry developments, and various other considerations. Delphi’s estimates are adjusted from time to time based on facts and circumstances that impact the status of existing claims. In June 2007, Delphi recorded an adjustment to increase its warranty reserve in the amount of approximately $91 million based on a tentative settlement with GM over a range of specific warranty matters.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
     On September 27, 2007, the Court granted Delphi’s motion to enter into a Warranty, Settlement, and Release Agreement (the “Warranty Settlement Agreement”) with GM to settle certain known warranty claims. Under the terms of the Warranty Settlement Agreement, Delphi will pay GM an estimated $200 million, comprised of approximately $130 million to be paid in cash over time as noted below, and up to approximately $70 million to be paid in the form of delivery by Delphi to GM of replacement product. The Warranty Settlement Agreement settles all outstanding warranty claims and issues related to any component or assembly supplied by Delphi to GM, which as of August 10, 2007 are (a) known by GM, subject to certain specified exceptions, (b) believed by GM to be Delphi’s responsibility in whole or in part, and (c) in GM’s normal investigation process, or which should have been within that process, but were withheld for the purpose of pursuing a claim against Delphi. Included in the settlement are all warranty claims set forth in GM’s amended proof of claim filed on July 31, 2006 in connection with Delphi’s chapter 11 cases (“GM’s Proof of Claim”).
     In addition, the Warranty Settlement Agreement limits Delphi’s liability related to certain other warranty claims that have become known by GM on or after June 5, 2007, and generally prohibits both GM and Delphi from initiating actions against the other related to any warranty claims settled in the agreement. Pursuant to the Warranty Settlement Agreement, GM is foreclosed from bringing any type of claim set forth on the exhibits attached thereto, if it is shown that on or before August 10, 2007, (i) GM did not know about the claim, (ii) the amount of the claim exceeded $1 million, or GM believed the claim would exceed $1 million, (iii) the claim is in GM’s investigation process or GM determined that it should have been in GM’s investigation process but excluded it from that process for the purpose of pursuing a claim against Delphi, and (iv) GM believed or reasonably should have believed that Delphi had some responsibility for the claim.
     Pursuant to the Warranty Settlement Agreement, Delphi has advised GM that upon entry of an order approving the agreement, Delphi’s claims agent would be directed (a) to reduce the liquidated component relating to warranty claims contained in GM’s Proof of Claim by $530,081,671, which includes, among other things, those personal injury claims asserted in GM’s Proof of Claim that relate to warranty claims settled in the agreement, and (b) to expunge with prejudice the unliquidated component relating to warranty claims asserted in its Proof of Claim. Nothing contained in the Warranty Settlement Agreement would be construed to reduce any amounts to be paid to GM pursuant to the terms of the GSA and/or the MRA entered into by Delphi and GM and incorporated into Delphi’s Plan.
     Delphi must pay the amounts due under the Warranty Settlement Agreement on or before November 1, 2007, except that Delphi can elect to defer these payments until it receives payments from GM on or about the time of its emergence from bankruptcy. In the event of such a deferral, GM would set-off these payments against the amounts then payable to Delphi by GM. In the event that Delphi elects to defer these payments, GM would receive interest at the rate of 6% per annum on the payment from November 1, 2007, until the amounts are paid by Delphi or set off against amounts payable by GM.
     Contractual Interest Expense — Contractual interest expense represents amounts due under the contractual terms of outstanding debt during the month, including unsecured debt subject to compromise for which interest expense is not recognized in the income statement in accordance with the provisions of SOP 90-7.
     Taxes — Delphi accounts for income taxes in accordance with FASB Statement No. 109 (“SFAS 109”), “Accounting for Income Taxes,” and recognizes current and deferred income tax assets and liabilities based upon all events that have been recognized in the consolidated financial statements as measured by the enacted tax laws. Due to the Company’s history of U.S. losses over the past years, combined with the deterioration in its current U.S. operating outlook, Delphi has a 100% valuation allowance against all of its U.S. deferred tax assets, and as a result, does not recognize income tax benefits for net operating losses for its U.S. entities.
     The Debtors have received Court authorization, but not direction, to pay sales, use, trust fund, and certain other taxes in the normal course. Accordingly, the Debtors have paid the applicable taxes when due. See the schedules of payroll and other taxes paid for additional information regarding taxes paid.
     In June 2006, the FASB issued FASB Interpretation 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109. The impact of initially applying FIN 48 was recognized as a cumulative effect adjustment increasing the April 1, 2007 opening balance of accumulated deficit by $18 million.
     Other Postretirement Benefit (Payments) Receipts, Net of Reimbursement by GM — As previously disclosed, as part of the special attrition program certain eligible Delphi U.S. hourly employees represented by the UAW and the IUE-CWA were eligible to retire as employees of Delphi or flow back to GM and retire. During 2006, approximately 10,000 employees elected to flow back to GM and retire. Although GM agreed to assume the postretirement healthcare and life insurance coverages for these retirees, due to the volume of retirements, GM was unable to immediately transition these retirees to GM healthcare and life insurance plans. Delphi agreed to administer health and life insurance coverage for these retirees during the transition period and GM agreed to
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
reimburse Delphi for its actual costs for providing such coverage. As of August 31, 2007, Delphi’s receivable from GM for these costs was $5 million.
     Pension Funding — Delphi has been in discussions with the Internal Revenue Service (“IRS”) and the Pension Benefit Guaranty Corporation (“PBGC”) regarding the funding of the Delphi Hourly-Rate Employees Plan (the “Hourly Plan”) and the Delphi Retirement Program for Salaried Employees (the “Salaried Plan”) upon emergence from chapter 11. These discussions have culminated in a funding plan that would enable the Company to satisfy its pension funding obligations upon emergence from chapter 11 through a combination of cash contributions and a transfer of certain unfunded liabilities to a pension plan sponsored by GM. Specifically, on March 9, 2007, Delphi received approval from the IRS to change the asset valuation method for purposes of funding for the Hourly and Salaried Plans for plan years beginning on and after October 1, 2005. The new asset valuation method uses fair market value as permitted in the U.S. Internal Revenue Code (the “Code”). Furthermore, on May 1, 2007, Delphi received conditional funding waivers from the IRS for its Hourly Plan and Salaried Plan for the plan year ended September 30, 2006 which, if the waiver conditions are satisfied, will permit Delphi to defer funding contributions due under the ERISA and the Code on June 15, 2007 until the date when Delphi emerges from chapter 11. Upon emergence from chapter 11, Delphi would be required to make cash contributions to the Hourly Plan sufficient to satisfy ERISA funding minimums after giving effect to an anticipated transfer of at least a net of $1.5 billion of unfunded benefit liabilities from the Hourly Plan to a pension plan sponsored by GM, to satisfy specified funding requirements for the Salaried Plan and to attain a specified funding level thereafter. On May 31, 2007, the Court granted Delphi’s motion seeking authority to secure the conditional funding waivers from the IRS. Pursuant to the conditions of the waivers, effective June 16, 2007, Delphi has provided to the PBGC letters of credit in favor of the plans in the amount of $100 million to support funding obligations under the Hourly Plan and $50 million to support funding obligations under the Salaried Plan, which letters of credit will expire once Delphi satisfies its contribution requirements upon emergence from chapter 11. Upon emergence from chapter 11, Delphi also would be required to make cash contributions of at least $20 million to the Hourly Plan for the plan year ending September 30, 2007, which contributions among other things would settle all potential claims by the IRS for excise taxes related to plan funding deficiencies carried over from the plan year ending September 30, 2005. The funding waivers also were conditioned upon Delphi’s filing a plan of reorganization no later than July 31, 2007 and emerging from bankruptcy no later than November 15, 2007. On July 13, 2007, the IRS modified the funding waivers extending the dates by which Delphi is required to file a plan of reorganization and emerge from chapter 11 to December 31, 2007 and February 29, 2008, respectively. The Hourly Plan funding waiver is further conditioned on Delphi’s making contributions to the Hourly Plan by June 15, 2008 sufficient to meet ERISA minimums for the pension plan year ending September 30, 2007. The description of the foregoing pension funding plan is a summary only and is qualified in its entirety by the terms of the waivers and the order of the Court.
     U.S. Employee Special Attrition Programs — Included in the terms of an MOU signed on June 22, 2007 between Delphi, GM and the UAW, these parties agreed on an attrition program similar to the U.S. special employee attrition program offered in June 2006. On July 19, 2007 the Court entered the final order approving the motion. The attrition program offers, among other things, (i) certain eligible Delphi U.S. hourly employees represented by the UAW normal and early voluntary retirements with a lump sum incentive payment of $35,000, (ii) a pre-retirement program under which employees with at least 26 and fewer than 30 years of credited service are granted the ability to cease working and to receive monthly payments and benefits until they accrue 30 years of credited service at which time they would be eligible to retire without additional incentives, and (iii) buyout payments which, depending on the amount of seniority or credited service, would range from $70,000 to $140,000. On August 5, 2007, Delphi, GM, and the IUE-CWA reached agreement on an MOU which included the terms of an attrition program which mirrors in all material respects the attrition program included in the UAW attrition program with the exception of the terms of the buyout payments which, depending on the amount of seniority or credited service, would range from $40,000 to $140,000. On August 16, 2007 the Court entered an order approving the motion. As of August 31, 2007 approximately 300 U.S. hourly employees represented by the UAW and 20 U.S. hourly employees represented by the IUE-CWA elected to participate in the attrition programs. During August 2007 Delphi recorded charges for these attrition programs of approximately $21 million related to approximately 280 of these U.S. hourly employees. The Company is still evaluating the accounting related to certain workforce transition programs, including costs associated with the remaining employees who elected to participate in the attrition programs. These costs will be reflected in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
3. Debtor-in-Possession (“DIP”) Financing
     On January 5, 2007, the Court granted Delphi’s motion to obtain replacement postpetition financing of approximately $4.5 billion to refinance both its $2.0 billion Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated November 21, 2005 (the “Amended DIP Credit Facility”), and the approximate $2.5 billion outstanding on its $2.825 billion Five Year Third Amended and Restated Credit Agreement, dated as of June 14, 2005 (as amended, the “Prepetition Facility”).
     On January 9, 2007, Delphi entered into a Revolving Credit, Term Loan, and Guaranty Agreement (the “Refinanced DIP Credit Facility”) to borrow up to approximately $4.5 billion from a syndicate of lenders. The Refinanced DIP Credit Facility consists of a $1.75 billion first priority revolving credit facility (“Tranche A” or the “Revolving Facility”), a $250 million first priority term loan (“Tranche B” or the “Tranche B Term Loan” and, together with the Revolving Facility, the “First Priority Facilities”), and a second priority term loan of approximately $2.5 billion (“Tranche C” or the “Tranche C Term Loan”).
     The Refinanced DIP Credit Facility carries an interest rate at Delphi’s option of either the Administrative Agent’s Alternate Base Rate plus (i) with respect to Tranche A borrowings, 1.50%, (ii) with respect to Tranche B borrowings, 1.25%, and (iii) with respect to Tranche C borrowings, 1.75%, or London Interbank Borrowing Rate (“LIBOR”) plus (x) with respect to Tranche A borrowings, 2.50%, (y) with respect to Tranche B borrowings, 2.25%, and (z) with respect to Tranche C borrowings, 2.75%. The interest rate period can be set at a two-week or one-, three-, or six-month period as selected by Delphi in accordance with the terms of the Refinanced DIP Credit Facility. Accordingly, the interest rate will fluctuate based on the movement of the Alternate Base Rate or LIBOR through the term of the Refinanced DIP Credit Facility. The Refinanced DIP Credit Facility will expire on the earlier of December 31, 2007 and the date of the substantial consummation of a reorganization plan that is confirmed pursuant to an order of the Court. Borrowings under the Refinanced DIP Credit Facility are prepayable at Delphi’s option without premium or penalty.
     The Refinanced DIP Credit Facility provides the lenders with a perfected first lien (with the relative priority of each tranche as set forth above) on substantially all material tangible and intangible assets of Delphi and its wholly-owned domestic subsidiaries (however, Delphi is pledging only 65% of the stock of its first tier non-U.S. subsidiaries) and further provides that amounts borrowed under the Refinanced DIP Credit Facility will be guaranteed by substantially all of Delphi’s affiliated Debtors, each as debtor and debtor-in-possession.
     The amount outstanding at any one time under the First Priority Facilities is limited by a borrowing base computation as described in the Refinanced DIP Credit Facility. The borrowing base computation was short of the Refinanced DIP Credit Facility commitment on August 31, 2007. Borrowing base standards may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion, with any changes in such standards to be effective 10 days after delivery of a written notice thereof to Delphi (or immediately, without prior written notice, during the continuance of an event of default).
     The Refinanced DIP Credit Facility includes affirmative, negative, and financial covenants that impose restrictions on Delphi’s financial and business operations, including Delphi’s ability to, among other things, incur or secure other debt, make investments, sell assets, and pay dividends or repurchase stock. So long as the Facility Availability Amount (as defined in the Refinanced DIP Credit Facility) is equal to or greater than $500 million, compliance with the restrictions on investments, mergers and dispositions of assets do not apply (except in respect of investments in, and dispositions to, direct or indirect domestic subsidiaries of Delphi which are not guarantors).
     The covenants require Delphi to, among other things, maintain a rolling 12-month cumulative Global EBITDAR for Delphi and its direct and indirect subsidiaries, on a consolidated basis, beginning on December 31, 2006 and ending on November 30, 2007 at the levels set forth in the Refinanced DIP Credit Facility.
     The Refinanced DIP Credit Facility contains certain defaults and events of default customary for debtor-in-possession financings of this type. Upon the occurrence and during the continuance of any default in payment of principal, interest, or other amounts due under the Refinanced DIP Credit Facility, interest on all outstanding amounts is payable on demand at 2% above the then applicable rate.
     Also on January 9, 2007, both the $250 million Tranche B Term Loan and the $2.5 billion Tranche C Term Loan were funded and the proceeds were used to extinguish amounts outstanding under the Amended DIP Credit Facility and the Prepetition Facility. Delphi incurred no early termination penalties in connection with the
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
termination of these agreements. However, as a result of the changes in the debt structure and corresponding cash flows related to the refinancing, Delphi expensed $25 million of unamortized debt issuance and discount costs related to the Amended DIP Credit Facility and Prepetition Facility in the first quarter of 2007, of which $23 million was recognized as loss on extinguishment of debt as these fees relate to the refinancing of the term loans and $2 million was recognized as interest expense as these fees relate to the refinancing of the revolver. The Company elected to pay interest on the Tranche B Term Loan at LIBOR plus 2.25% for a three-month period and on the Tranche C Term Loan at LIBOR plus 2.75% for a three-month period. As of August 31, 2007, there was approximately $360 million outstanding under the Revolving Facility and the Company had approximately $261 million in letters of credit outstanding under the Revolving Facility as of that date, including $150 million related to the letters of credit provided to the PBGC discussed further in Note 2. Basis of Presentation.
     On March 29, 2007, Delphi entered into the First Amendment to the Refinanced DIP Credit Facility (the “First Amendment”). The First Amendment provides for an amended definition of “Global EBITDAR,” the addition of a two-week LIBOR interest election option, and amended monthly Global EBITDAR covenant levels. The amended definition of Global EBITDAR eliminates cash payment limits with respect to restructuring costs from the definition.
4. Reorganization Items
     SOP 90-7 requires reorganization items such as realized gains and losses from the settlement of prepetition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees directly related to the process of reorganizing the Debtors under chapter 11, to be separately disclosed. The Debtors’ reorganization items consist of the following:

		Year-to-Date
	Month Ended	January 1 to
	August 31, 2007	August 31, 2007
	(in millions)
Professional fees directly related to reorganization	$(16)	$(116)
Interest income	2	26

Total Reorganization Items	$(14)	$(90)

     Professional fees directly related to the reorganization (“Professional Fees”) include fees and reimbursable expenses associated with advisors to the Debtors, the official committee of unsecured creditors, the official committee of equity holders, the agents to the Debtors’ debtor-in-possession credit facility and prepetition credit facility (for fees and expenses incurred on or prior to the effective date of the refinancing), and the unions. Professional Fees also include $6 million year-to-date of fees for certain legal advisors to GM, of which $2 million was incurred in August. Professional Fees for the month ended August 31, 2007 were estimated by the Debtors and will be reconciled to actual invoices when received.
5. Liabilities Subject to Compromise
     As a result of the Chapter 11 Filings, the payment of prepetition indebtedness is subject to compromise or other treatment under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-chapter 11 liabilities are stayed. Although prepetition claims are generally stayed, at hearings held in October and November 2005, the Court granted final approval of the Debtors’ “first day” motions generally designed to stabilize the Debtors’ operations and covering, among other things, human capital obligations, supplier relations, customer relations, business operations, tax matters, cash management, utilities, case management, and retention of professionals.
     The Debtors have been paying and intend to continue to pay undisputed postpetition claims in the ordinary course of business. In addition, the Debtors may reject prepetition executory contracts and unexpired leases with respect to the Debtors’ operations with the approval of the Court. Damages resulting from rejection of executory contracts and unexpired leases are treated as general unsecured claims and will be classified as liabilities subject to compromise. On April 12, 2006, the Court entered an order establishing July 31, 2006 as the bar date by which claims against the Debtors arising prior to the Debtors’ Chapter 11 Filings were required to be filed if the claimants were to receive any distribution in the chapter 11 cases. The Debtors notified (including by publication notice) all known actual and potential creditors of the bar date and the required procedures with respect to the filing of proofs of claim with the Court. Any differences between claim amounts listed by the Debtors in their Schedules of Assets
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
and Liabilities (as amended) and claims filed by creditors are being analyzed and, if necessary, the Court will make the final determination as to the amount, nature, and validity of claims.
     The Debtors have received approximately 16,600 proofs of claim, some of which assert, in part or in whole, unliquidated claims. In addition, the Debtors have compared proofs of claim they have received to liabilities they have already scheduled and determined that there are certain scheduled liabilities for which no proof of claim was filed. In the aggregate, total proofs of claim and scheduled liabilities assert approximately $37 billion in liquidated amounts, including approximately $900 million in intercompany claims, and additional unliquidated amounts.
     Although the Debtors have not completed the process of reconciling these proofs of claim and thus the ultimate amount of such liabilities is not determinable at this time. As of September 6, 2007, the Debtors had objected to approximately 13,100 proofs of claim which asserted approximately $10 billion in aggregate liquidated amounts plus additional unliquidated amounts. The Court has entered orders disallowing and/or claimants have withdrawn approximately 9,200 of those proofs of claim, which reduced the amount of asserted claims by approximately $9 billion in aggregate liquidated amounts plus additional unliquidated amounts. In addition, the Court has entered an order modifying approximately 2,800 claims, reducing the aggregate amounts asserted on those claims from $205 million to $173 million, which amounts are subject to further objection by the Debtors at a later date on any basis.
     The Debtors anticipate that additional proofs of claim will be the subject of future objections as such proofs of claim are reconciled, and that as a result of such objections, the aggregate amount of claims ultimately allowed by the Court will be further reduced. Nonetheless, the determination of how liabilities will ultimately be settled and treated cannot be made until the Court approves a chapter 11 plan of reorganization. Classification for purposes of these financial statements of any prepetition liabilities on any basis other than liabilities subject to compromise is not an admission against interest or legal conclusion by the Debtors as to the manner of classification, treatment, allowance, or payment in the Debtors’ chapter 11 cases, including in connection with any plan of reorganization that may be confirmed by the Court and that may become effective pursuant to an order of the Court.
     SOP 90-7 requires prepetition liabilities that are subject to compromise to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. The amounts currently classified as liabilities subject to compromise may be subject to future adjustments depending on Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, the values of any collateral securing such claims, or other events. Liabilities subject to compromise consist of the following:

August 31, 2007
(in millions)
Pension obligations	$4,339
Postretirement obligations other than pensions, including amounts payable to GM	9,365
Debt and notes payable	2,437
Accounts payable	828
Other	1,247

Total Liabilities Subject to Compromise	$18,216

6. Postpetition Accounts Payable
     To the best of the Debtors’ knowledge, all undisputed postpetition accounts payable have been and are being paid under agreed-upon payment terms.
     Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL AND PAYROLL TAXES WITHHELD AND INCURRED
MONTH ENDED AUGUST 31, 2007

	Employee Payroll Taxes	Employer Payroll Taxes
Gross Wages Paid	Withheld	Owed

$290,144,410	$84,054,048	$5,151,363

Note:	As previously disclosed, as part of the special attrition program certain eligible Delphi U.S. hourly employees represented by the UAW and the IUE-CWA received lump sum incentive payments or buyout payments. These payments were made by Delphi and are wholly or partially reimbursed by GM, and are included in the schedule above.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL TAXES PAID
MONTH ENDED AUGUST 31, 2007

Payee	Payroll Taxes Paid
Internal Revenue Service	$89,807,884
State of Michigan	3,948,684
City of Flint, MI	53,599
City of Saginaw, MI	50,083
City of Detroit, MI	3,826
City of Grand Rapids, MI	3,068
City of Pontiac, MI	489
City of Walker, MI	478
City of Lansing, MI	91
State of New York	3,850,911
State of Indiana	1,276,521
State of Alabama	319,356
City of Gadsden, AL	10,862
State of Washington	312,790
State of Mississippi	100,737
State of Oklahoma	81,394
State of California	54,292
State of Kansas	34,177
State of Georgia	32,677
State of Colorado	30,584
City of Denver, CO	1,036
State of Illinois	28,837
State of Pennsylvania	25,475
City of Philadelphia, PA	3,806
City of Towamencin, PA	53
State of Ohio	18,458
City of Columbus, OH	144,873
City of Huron, OH	114,979
City of Trotwood, OH	53,474
City of Mansfield, OH	45,698
City of Xena, OH	20,209
City of Vandalia, OH	18,615
City of Cincinnati, OH	17,325
City of Dublin, OH	6,859
Ohio School District	4,152
City of Hamilton, OH	2,959
City of Hubbard, OH	2,335
City of Youngstown, OH	1,807
City of Dayton, OH	1,728
City of Springfield, OH	1,177
City of Lorain, OH	1,141
City of Reading, OH	659
City of Rita, OH	578
City of Campbell, OH	182
City of Canton, OH	163
City of Troy, OH	29
City of West Carrollton, OH	10
State of South Carolina	7,342
State of Texas	6,107
State of New Jersey	5,158
State of Missouri	4,132
State of North Carolina	3,502
State of Arizona	2,953
State of Louisiana	1,528
State of Connecticut	1,251
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL TAXES PAID
MONTH ENDED AUGUST 31, 2007

Payee	Payroll Taxes Paid
State of Maryland	$1,092
State of Arkansas	955
State of Iowa	856
State of Kentucky	789
State of Delaware	246
State of Virginia	222
State of Minnesota	215
State of Massachusetts	73
Inland Revenue Service (UK)	1,194,385
Country of Switzerland	6,548

Total	$101,726,474

Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF OTHER TAXES COLLECTED, INCURRED AND PAID
MONTH ENDED AUGUST 31, 2007

Taxing Jurisdiction	Tax Type	Tax Due	Tax Paid
Ohio Treasurer of State	Commercial Activity	$579,776	$579,776
State of Ohio	Use	479,712	479,712
State of Michigan	Use	267,725	267,725
State of Indiana	Use	173,685	173,685
State of New York	Use	116,897	116,897
State of Mississippi	Use	70,063	70,063
State of Texas	Use	63,617	63,617
Limestone County, Alabama (Payee ALATAX — Tax Trust Account)	Use	36,965	36,965
State of Wisconsin	Use	14,005	14,005
Gadsden City, Alabama (Payee ALATAX — Tax Trust Account)	Use	6,298	6,298
State of Georgia	Use	5,890	5,890
Colorado Dept of Revenue	Use	5,792	5,792
Etowah County, Alabama (Payee LGREC Inc.)	Use	1,437	1,437
Tuscaloosa, County Alabama	Use	1,425	1,425
Coaling, Alabama (Payee ALATAX — Tax Trust Account)	Use	330	330
Mississippi State Tax Commission	Income	339,600	339,600
Texas Franchise Tax	Income	35,769	35,769
Delaware Secretary of State	Franchise	33,000	33,000
Mississippi State Tax Commission	Franchise	30,400	30,400
State of Ohio	Kilowatt Hour	58,501	58,501
State of Alabama	Consumer Use	36,965	36,965
State of Alabama	Seller’s Use	21,752	21,752
Catawba County, North Carolina	Personal Property	9,434	9,434
Allen County, Indiana	Personal Property	9,116	9,116
Orange County, California	Personal Property	4,273	4,273
Novi, Michigan	Personal Property	4,262	4,262
Los Angeles County, California	Personal Property	3,933	3,933
Detroit, Michigan	Personal Property	3,625	3,625
McAllen, Texas	Personal Property	3,141	3,141
Kochville Township, Michigan	Personal Property	2,233	2,233
San Joaquin County, California	Personal Property	1,517	1,517
Cabarrus County, North Carolina	Personal Property	1,489	1,489
Cleveland County, North Carolina	Personal Property	1,382	1,382
Wake County, North Carolina	Personal Property	1,358	1,358
Madison Heights, Michigan	Personal Property	1,321	1,321
Contra Costa County, California	Personal Property	1,272	1,272
Alameda County, California	Personal Property	1,230	1,230
Ripley County, Indiana	Personal Property	872	872
Cass City, Michigan	Personal Property	771	771
Memphis, Tennessee	Personal Property	447	447
Marshall County, Indiana	Personal Property	340	340
Stanly County, North Carolina	Personal Property	283	283
Lynchburg, Virginia	Personal Property	200	200
San Bernardino County, California	Personal Property	187	187
Warren, Michigan	Personal Property	140	140
Johnston County, North Carolina	Personal Property	69	69
Lagrange County, Indiana	Personal Property	69	69
Macon County, North Carolina	Personal Property	56	56
Oklahoma County, Oklahoma	Personal Property	30	30
Guilford County, north Carolina	Personal Property	14	14
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF OTHER TAXES COLLECTED, INCURRED AND PAID
MONTH ENDED AUGUST 31, 2007

Taxing Jurisdiction	Tax Type	Tax Due	Tax Paid
Oak Park, Michigan	Personal Property	$9	$9
	Surplus Lines
New York State Corporation Tax	Insurance	3,639	3,639
	Surplus Lines
State of Wisconsin	Insurance	1,134	1,134
	Surplus Lines
Oklahoma Insurance Department	Insurance	798	798
	Surplus Lines
Texas State Comptroller	Insurance	563	563
Department of Treasury	Federal Excise	3,300	3,300
Colorado Dept of Revenue	Sales	1,218	1,218
State of California Board of Equalization	Sales & Use	109	109
South Carolina Department of Revenue	Sales & Use	103	103
Colorado Dept of Revenue	Utility	191	191

Total		$2,443,732	$2,443,732

Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF OTHER TAXES COLLECTED, INCURRED AND PAID
MONTH ENDED AUGUST 31, 2007
Note 1:	The amounts listed above for tax due and tax paid include postpetition taxes and only those prepetition taxes for which the Debtors have received Court authorization to pay. Accordingly, certain prepetition taxes (primarily on real and personal property) that the Debtors do not have authority to pay are not included in the schedule above. Such prepetition taxes are included in the balance sheet as part of “Liabilities Subject to Compromise.”

Note 2:	Certain Debtors also pay transaction taxes such as value added tax (“VAT”) to certain foreign countries based upon the purchase or supply of goods or services within the country and the importation of goods into the country from outside the country. For the purchase of goods or services in certain foreign countries, VAT may either be collected by the supplier from the Debtors or paid directly by the Debtors through self-assessment. For the supply of goods or services in certain foreign countries, the Debtors may collect VAT from the customers and remit the tax to the foreign governments. Upon importation in certain countries, VAT may be paid by the Debtors. In most cases, VAT is recoverable either as an input VAT credit or as a refund. The process of calculating VAT owed or refundable is a complex process of netting VAT paid, collected, and remitted. To the best of the Company’s knowledge, all VAT has been paid and is being paid when due. In addition, certain Debtors incur foreign withholding taxes on certain payments from various foreign non-Debtor affiliates. These foreign withholding taxes generally apply to interest, royalties, dividends, and service payments received from certain foreign non-Debtor affiliates. The foreign withholding taxes are required to be withheld by the foreign non-Debtor affiliates and paid over to the foreign tax authorities on behalf of the Debtors. To the best of the Company’s knowledge, all foreign withholding taxes have been withheld by the foreign non-Debtor facilitates when required to be withheld and paid over to the appropriate foreign tax authorities when due. These foreign tax payments have not been included in the schedule above.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF DISBURSEMENTS
MONTH ENDED AUGUST 31, 2007

	Case
Debtor Name	Number	Amount(1)

Delphi NY Holdings Corporation	05-44480	$—
Delphi Corporation	05-44481	310,902
ASEC Manufacturing General Partnership	05-44482	—
ASEC Sales General Partnership	05-44484	—
Environmental Catalysts, LLC	05-44503	—
Delphi Medical Systems Colorado Corporation	05-44507	2,710,293
Delphi Medical Systems Texas Corporation	05-44511	70,015
Delphi Medical Systems Corporation	05-44529	893,465
Specialty Electronics International Ltd.	05-44536	535,312
Specialty Electronics, Inc.	05-44539	—
Delphi Liquidation Holding Company	05-44542	—
Delphi Electronics (Holding) LLC	05-44547	—
Delphi Technologies, Inc.	05-44554	567,120
Delphi Automotive Systems Tennessee, Inc.	05-44558	—
Delphi Mechatronic Systems, Inc.	05-44567	8,363,199
Delphi Automotive Systems Risk Management Corporation	05-44570	—
Exhaust Systems Corporation	05-44573	5,844,477
Delphi China LLC	05-44577	—
Delphi Automotive Systems Korea, Inc.	05-44580	72,411
Delphi International Services, Inc.	05-44583	6,954,707
Delphi Automotive Systems Thailand, Inc.	05-44586	—
Delphi Automotive Systems International, Inc.	05-44589	—
Delphi International Holdings Corporation	05-44591	—
Delphi Automotive Systems Overseas Corporation	05-44593	(287)
Delphi Automotive Systems (Holding), Inc.	05-44596	160,996
Delco Electronics Overseas Corporation	05-44610	7,874,943
Delphi Diesel Systems Corporation	05-44612	40,317,961
Delphi LLC	05-44615	—
Aspire, Inc.	05-44618	81,709
Delphi Integrated Service Solutions, Inc.	05-44623	884,469
Delphi Connection Systems	05-44624	6,973,891
Packard Hughes Interconnect Company	05-44626	—
DREAL, Inc.	05-44627	—
Delphi Automotive Systems Services LLC	05-44632	149,351,877
Delphi Services Holding Corporation	05-44633	—
Delphi Automotive Systems Global (Holding), Inc.	05-44636	—
Delphi Foreign Sales Corporation	05-44638	—
Delphi Automotive Systems Human Resources LLC	05-44639	180,358,031
Delphi Automotive Systems LLC	05-44640	1,260,648,633
Delphi Furukawa Wiring Systems LLC	05-47452	4,066,583
Delphi Receivables LLC	05-47459	—
MobileAria, Inc.	05-47474	8,583

(1)	Operating expenses for the month ended August 31, 2007 were used as a proxy for disbursements.
Case Number: 05-44481 (RDD) (Jointly Administered)